EXHIBIT 11.1

                           CITYSCAPE FINANCIAL CORP.
                       COMPUTATION OF EARNINGS PER SHARE


                                                        THREE MONTHS ENDED               YEAR ENDED
                                                           DECEMBER 31,                 DECEMBER 31,
                                                    --------------------------    --------------------------
                                                        1996          1995           1996           1995
                                                    -----------    -----------    -----------    -----------
           PRIMARY
NET  EARNINGS APPLICABLE TO COMMON STOCK            $15,866,908    $ 4,361,206    $50,680,882    $11,574,665
                                                    ===========    ===========    ===========    ===========
Weighted average common shares                       29,640,119     23,164,862     29,404,541     21,242,918

Adjustment to common shares:
    Assume exercise of stock options or warrants      1,178,054      2,911,138      1,132,998      2,595,082
                                                    -----------    -----------    -----------    -----------
WEIGHTED AVERAGE PRIMARY SHARES                      30,818,173     26,076,000     30,537,539     23,838,000
                                                    ===========    ===========    ===========    ===========
EARNINGS PER COMMON SHARE                                 $0.51          $0.17          $1.66          $0.49
                                                    ===========    ===========    ===========    ===========



                                                 THREE MONTHS ENDED              YEAR ENDED
                                                  DECEMBER 31, 1996           DECEMBER 31, 1996
                                                 ------------------           -----------------
             FULLY DILUTED(1)
Net earnings applicable to common stock             $15,866,908                   $50,680,882

Adjustment to net earnings:
  Add: After-tax interest expense from
       Convertible Debentures                         1,435,829                     3,540,603
                                                    -----------                   -----------
ADJUSTED NET EARNINGS APPLICABLE TO COMMON STOCK    $17,302,737                   $54,221,485
                                                    ===========                   ===========
Weighted average common shares                       29,640,119                    29,404,541

Adjustment to common shares:
    Assume conversion of Convertible Debentures       5,475,619                     3,575,837
    Assume exercise of stock options                  1,218,128                     1,172,546
                                                    -----------                   -----------
WEIGHTED AVERAGE FULLY DILUTED SHARES                36,333,866                    34,152,924
                                                    ===========                   ===========
EARNINGS PER COMMON SHARE                                 $0.48                         $1.59
                                                    ===========                   ===========


(1) Fully diluted earnings per share were not presented for the 1995 periods because the Convertible Debentures were not issued until 1996.